Exhibit 4.7

SUPPLEMENT TO COLLATERAL AGREEMENT

Reference is hereby made to the Collateral Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), dated as of June 27, 2019, made by each of StoneMor Partners, L.P., a Delaware limited liability company (the “Partnership”), Cornerstone Family Services of West Virginia Subsidiary, Inc., a West Virginia corporation (the “Co-Issuer” and, together with the Partnership, the “Issuers”) the other Grantors from time to time party thereto, and Wilmington Trust, National Association, as the Collateral Agent.  Capitalized terms used herein and not defined herein shall have the meanings given to them in the Agreement.

Section 9.21 of the Agreement provides that an Additional Grantor may become a Grantor under the Agreement by the execution and delivery of a written supplement to the Agreement substantially in the form of this Supplement to become a Grantor in accordance with the terms of the Indenture.

By its execution below, the undersigned, StoneMor LP Holdings, LLC, a Delaware limited liability company (the “New Grantor”), agrees to become, and does hereby become, a Grantor under the Agreement and agrees to be bound by the Agreement as if originally a party thereto.  The New Grantor hereby collaterally assigns and pledges to the Collateral Agent for the benefit of the Secured Parties, and grants to the Collateral Agent for the benefit of the Secured Parties, a security interest in all of the New Grantor’s right, title and interest in and to the Collateral, whether now owned or hereafter acquired, to secure the prompt and complete payment and performance of the Secured Obligations.  For the avoidance of doubt, the grant of a security interest herein shall not be deemed to be an assignment of intellectual property rights owned by the New Grantor.

By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in the Agreement are true and correct in all material respects (without duplication of any materiality or Material Adverse Effect qualifier) as of the date hereof.  The New Grantor represents and warrants that the schedule supplements (to the Perfection Certificate) attached hereto are true and correct in all material respects (without duplication of any materiality or Material Adverse Effect qualifier) and that such supplements set forth all information required to be scheduled under the Perfection Certificate with respect to the New Grantor; and the Perfection Certificate shall be deemed to be so supplemented upon execution of this Supplement.  The New Grantor shall take all steps necessary and required under the Agreement to perfect, in favor of the Collateral Agent, a first priority Lien against the New Grantor’s Collateral, subject to Liens permitted under Section 8.02 of the Indenture.

THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Grantor has executed and delivered this Supplement as of this 30th day of January, 2020.

STONEMOR LP HOLDINGS, LLC

  /s/ Jeffrey DiGiovanni

By:

Name: Jeffrey DiGiovanni

Title: Chief Financial Officer

Exhibit 4.7

SCHEDULES TO THE SUPPLEMENT TO COLLATERAL AGREEMENT

Schedule 1(a)

Legal Names, Etc.

Exact Legal Name	Type of Entity	State of Organization	EIN	State Organizational Number
StoneMor LP Holdings, LLC	Limited liability company	Delaware	80-0103159	7063826

Schedule 1(b)

Prior Organizational Names

Not Applicable

Schedule 1(c)

Changes in Organizational Identity; Other Names

Not Applicable

Schedule 2(a)

Chief Executive Offices

3600 Horizon Boulevard, Suite 100, Trevose, PA 19053.

Schedule 3(a)

Prior Locations Maintained by Company/Subsidiaries

Not Applicable

Schedule 4

File Search Reports

Not Applicable

Schedule 5

Copy of Financing Statements To Be Filed

A financing statement (duly authorized by the New Grantor as the debtor therein), including therein the indications of the collateral, is attached to this Schedule 5 and has been prepared for filing in the proper Uniform Commercial Code filing office in the jurisdiction identified thereon.

Schedule 6

Filings/Filing Office

The proper filing office for the financing statement attached to Schedule 5 is identified thereon. No other actions are required to create, preserve, protect and perfect the security interests in the Pledged Collateral granted to the Collateral Agent pursuant to the Security Documents.

Schedule 7

Real Property

Not Applicable

Schedule 8

Fixtures

Not Applicable

Schedule 9

Termination Statements

Not Applicable

Schedule 10(a)

Stock Ownership and Other Equity Interests

Grantor Issuer	Jurisdiction of Incorporation or Organization	Grantor Owner, Number and % of Equity Interests Owned	Class or Nature of Equity Interests and Certificate Number
StoneMor LP Holdings, LLC	Delaware	StoneMor Inc., 100%	N/A

Schedule 10(b)

Other Equity Interests

The New Grantor owns 2,332,878 common units representing limited partner interests in the Partnership pursuant to that certain Merger and Reorganization Agreement, dated September 27, 2018 entered into by and among the Partnership, StoneMor GP LLC, a Delaware limited liability company, the New Grantor, and Hans Merger Sub, LLC, a Delaware limited liability company.

Schedule 11

Instruments and Tangible Chattel Paper

Not Applicable

Schedule 12

Intellectual Property

Not Applicable

Schedule 13

Commercial Tort Claims

Not Applicable

Schedule 14

Deposit Accounts, Securities Accounts and Commodity Accounts

Not Applicable

Schedule 15

Letter-of-Credit Rights

Not Applicable